Exhibit 10.4
DIRECTOR DESIGNATION AGREEMENT
This DIRECTOR DESIGNATION AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is entered into as of June 7, 2023 (the “Effective Date”), by and among Vacasa, Inc., a Delaware corporation (the “Issuer”) and the EB Stockholders (as hereinafter defined).
WHEREAS, pursuant to the Business Combination Agreement, dated as of July 28, 2021, by and among TPG Pace Solutions Corp. (“TPG”), Vacasa Holdings LLC (“OpCo”), the Issuer and the other parties thereto (the “Business Combination Agreement”), the Issuer issued shares of its Class A Common Stock (as defined herein) and Class B Common Stock (as defined herein) to, among others, the EB Stockholders as consideration in connection with the Business Combination.
WHEREAS, following the consummation of the Business Combination, certain of the EB Stockholders continue to hold OpCo Up-C Units (as defined herein).
WHEREAS, in connection with the consummation of the Business Combination, the parties hereto, among others, previously entered into that certain Stockholders Agreement, dated as of December 6, 2021 (the “Stockholders Agreement”), to govern certain of their rights, duties and obligations with respect to their ownership of Shares (as hereinafter defined) after the consummation of the Business Combination.
WHEREAS, the Stockholders Agreement has automatically terminated in accordance with its terms.
WHEREAS, as provided in the Stockholders Agreement, following the termination of the Stockholders Agreement, the parties hereto have agreed to enter into this Agreement to provide for the continuation of the board designation rights applicable to the EB Stockholders set forth in the Stockholders Agreement and the governance of certain of their rights, duties and obligations with respect to their ownership of Shares.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control,” as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes hereof, none of the EB Stockholders, the Issuer, or any of their respective Subsidiaries shall be considered Affiliates of any portfolio operating company in which the EB Stockholders or any of their investment fund Affiliates have made a debt or equity investment, and none of the EB Stockholders or any of their Affiliates shall be considered an Affiliate of Issuer or any of its Subsidiaries.
“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Certificate of Incorporation” means the Issuer’s amended and restated certificate of incorporation to be filed and effective in connection with the consummation of the Business Combination.
“Beneficial Ownership” and “Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act.
“Board” means the Board of Directors of the Issuer.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.
“Change in Control” means the occurrence of any of the following events:
(a)    the stockholders of the Issuer approve a plan of complete liquidation or dissolution of the Issuer or there is consummated an agreement or series of related agreements for the sale or other disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Issuer (including a sale of all or substantially all of the assets of OpCo) to any “person” or “group” (as such terms are defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than to the EB Stockholders or any of their respective Affiliates (collectively, the “Permitted Holders”);
(b)    any “person” or “group” (as such terms are defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more of the Permitted Holders, becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Issuer (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Issuer entitled to vote; or
(c)    there is consummated a merger or consolidation of the Issuer (or OpCo) with any other Person (other than one or more of the Permitted Holders), and, immediately after the consummation of such merger or consolidation, the voting securities of the Issuer (or the OpCo Up-C Units) immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof;
provided that, in each case under clause (a), (b) or (c), no Change in Control shall be deemed to occur unless the Permitted Holders as a result of such transaction cease to have the ability, without the approval of any Person who is not a Permitted Holder, to elect a majority of the members of the Board of Directors or other governing body of the Issuer (or the resulting entity), and in no event shall a Change in Control be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Issuer or any of its Subsidiaries, or (ii) contributing assets or equity to entities controlled by the Issuer (or owned by the Issuer in substantially the same proportions as their ownership of the Issuer). Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock,

Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Issuer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Issuer immediately following such transaction or series of transactions.
“Class A Common Stock” means the Class A common stock, par value $0.00001 per share, of the Issuer.
“Class B Common Stock” means the Class B common stock, par value $0.00001 per share, of the Issuer.
“Class G Common Stock” means the Class G common stock, par value $0.00001 per share, of the Issuer (including any shares of Class A common stock into which such Class G common stock converts).
“Closing Date” means the date of the closing of the Business Combination.
“Director” means any member of the Board from time to time.
“EB Stockholders” means Mossytree Inc. and any of its Affiliates who hold Shares as of the applicable time.
“Economic Common Stock” means, collectively, the shares of Class A Common Stock, and Class G Common Stock, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Issuer” has the meaning set forth in the Recitals.
“Issuer Competitor” means any Person that directly competes with the business of the Issuer and its direct and indirect Subsidiaries as of the time of determination and as determined in good faith by the Board.
“Law” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.
“OpCo Up-C Unit” means a “Company Up-C Unit” as defined in the Business Combination Agreement.
“Permitted Holders” has the meaning set forth in the definition of “Change in Control”.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Shares” means shares of Economic Common Stock and OpCo Up-C Units.
“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other form of legal entity in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.
Section 1.2    General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.
ARTICLE II
MANAGEMENT
Section 2.1    Board of Directors.
(a)    Composition; Issuer Recommendation. Following the Effective Date, so long as (x) the EB Stockholders continue to collectively Beneficially Own at least 10% of the total number of issued and outstanding Shares and (y) none of the Shares Beneficially Owned by the EB Stockholders have been foreclosed upon by any lender, then the EB Stockholders shall have the right, but not the obligation, to designate one (1) Director for election to the Board (any such designee, the “EB Designee”), and the Issuer shall include such EB Designee as nominee for election to the Board at all of the Issuer’s applicable annual or special meetings of stockholders (or consents in lieu of a meeting) at which Directors are to be elected (adjusted as appropriate to take into account the Issuer’s classified Board structure), subject to satisfaction of all qualification and legal requirements regarding service as a Director in accordance with Section 2.1(b).
(b)    If the Issuer’s Nominating and Corporate Governance Committee determines in good faith that an EB Designee (i) is not qualified to serve on the Board consistent with such committee’s duly adopted policies and procedures applicable to all directors, (ii) does not satisfy applicable legal requirements or rule or regulation of the SEC regarding service as a Director, (iii) has engaged in acts or omissions constituting a breach of the Director’s fiduciary duties to the Issuer and its shareholders, (iv) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law or (v) has engaged in any transaction involving the Issuer from which the Director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction, the EB Stockholders shall have the right to designate a different EB Designee.
(c)    If the EB Stockholder no longer has the right to designate an EB Designee for election to the Board pursuant to Section 2.1(a), then the then-serving EB Designee shall immediately offer to tender his or her resignation for consideration by the Board and, if such resignation is requested by the Board, such EB Designee shall resign within thirty (30) days from the date that the EB Stockholders no longer satisfied the designation requirements set forth in Section 2.1(a)(x) and (y). In the event that the Board requests such resignation, the Issuer and the EB Stockholders shall immediately take any and all actions necessary or appropriate to cooperate in ensuring the removal of such individual upon receipt of his or her resignation; provided that, notwithstanding anything to the contrary herein, an EB Designee may resign at any time regardless of the period of time left in his or her then current term.
(d)    The Issuer shall take all actions necessary and within the Issuer’s control to give effect to the provisions contained in this Article II, including soliciting proxies to vote for the EB Designee designated by the EB Stockholders and otherwise using its reasonable best efforts to cause the EB Designee designated by the EB Stockholders to be included in the slate of nominees recommended by the Issuer and elected as a Director of the Issuer.
(e)    The Issuer and its Subsidiaries shall reimburse the EB Designee for all reasonable out-of-pocket expenses incurred in connection with such EB Designee’s attendance at meetings of the Board or the board of directors of any of the Issuer’s Subsidiaries, and any committees thereof, including without limitation travel, lodging and meal expenses, in accordance with the Issuer’s reimbursement policies. Except as otherwise determined by the Board, the EB Designee shall not be compensated for his or service as a member of the Board. If the Issuer adopts a policy that Directors own a minimum amount of equity in the Issuer, the EB Designee shall not be subject to such policy.
(f)    The Issuer and its Subsidiaries shall continue to maintain at all times director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board and the members of each board of directors of each of the Issuer’s Subsidiaries. The Issuer and its Subsidiaries shall enter into a director and officer indemnification agreement substantially in the form attached as Exhibit A hereto with the EB Designee.
ARTICLE III
ADDITIONAL AGREEMENTS OF THE PARTIES
Section 3.1    Confidentiality. The EB Stockholders agree, for so long as any EB Stockholders own any Shares and for a period of two (2) years following the date upon which the last EB Stockholder ceases to own any Shares, to keep confidential, any non-public information provided to such EB Stockholders by the Issuer; provided, however, that nothing herein will limit the disclosure of any information (i) to the extent required by law, statute, rule, regulation, judicial process, subpoena or court order or required by any governmental agency or other regulatory authority (including, without limitation, by deposition, interrogatory, request for documents, oral questions, subpoena, civil investigative demand, administrative proceeding or similar process); (ii) that is in the public domain or becomes generally available to the public, in each case, other than as a result of the disclosure by the parties in violation of this Agreement;

(iii) is or becomes available on a non-confidential basis to the EB Stockholders from a source other than the Issuer; provided that such source is not subject to any obligation of confidentiality to Issuer; (iv) is independently developed by the EB Stockholders without violating this Agreement (v) to the EB Stockholders’ advisors, representatives and Affiliates (which shall include only financing sources as reasonably required); provided that such advisors, representatives and Affiliates shall have been advised of this Agreement and shall have been directed to comply with the confidentiality provisions hereof, or shall otherwise be bound by customary obligations of confidentiality, and the EB Stockholders shall be responsible for any breach of or failure to comply with the provisions of this Section 3.1 applicable to Affiliates who receive confidential information about the Issuer from the EB Stockholders; or (vi) to any prospective purchaser of the EB Stockholders’ Shares; provided that (A) such prospective purchaser shall have been advised of this Agreement and shall have expressly agreed to be bound by the confidentiality provisions hereof, (B) such prospective purchaser is not an Issuer Competitor or a Person who controls any Issuer Competitor, and (C) the prospective purchaser shall be responsible for any breach of or failure to comply with this Agreement by any of its Affiliates and such prospective purchaser agrees, at its sole expense, to take reasonable measures (including but not limited to court proceedings) to restrain its advisors, representatives and Affiliates from prohibited or unauthorized disclosure or use of any confidential information.
ARTICLE IV
MISCELLANEOUS
Section 4.1    Amendment. The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by the written consent of each party hereto.
Section 4.2    Corporate Opportunities. The Issuer hereby agrees that it shall not seek to amend or remove Section 10 of the Amended and Restated Certificate of Incorporation in a manner adverse to the EB Stockholders under the terms of this Agreement without the prior consent of the EB Stockholders.
Section 4.3    Termination. This Agreement shall automatically terminate upon the earlier of (i) a Change in Control; (ii) written agreement between the parties hereto; (iii) the dissolution or liquidation of the EB Stockholders or (iv) date on which the EB Stockholders cease to have the right to designate any nominee for election to the Board under Section 2.1(a). In the event of any termination of this Agreement as provided in clauses (i), (ii), (iii) or (iv) of this Section 4.3, Article II of this Agreement shall forthwith become wholly void and of no further force or effect and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in this Article IV. Article I, Article III and Article IV of this Agreement shall survive until the date that is two (2) years following the date upon which the last EB Stockholder ceases to own any Shares. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.
Section 4.4    Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that the EB Stockholders may be partnerships or limited liability companies, by its acceptance of the benefits of this Agreement, the Issuer and the EB Stockholders covenant, agree and acknowledge that no Person (other than the parties hereto) has any obligations hereunder, and that, to the fullest extent permitted by law, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of the Issuer, the EB Stockholders or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Issuer, EB Stockholders or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing, as such for any obligation of Issuer or the EB Stockholders under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
Section 4.5    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and, except as provided in Section 4.4, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 4.6    Recapitalizations; Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Issuer or any successor or assign of the Issuer (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.
Section 4.7    Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, sent by reputable overnight courier service (charges prepaid) or facsimile or electronic mail to the Issuer at the address set forth below and to any other recipient and to any holder of Shares at such address as indicated by the Issuer’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by electronic mail (provided confirmation of such electronic mail is received or such electronic mail is delivered during regular business hours on any Business Day to the respective email addresses below and no bounce-back or error message is received by the sender), three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. If notice is given to the Issuer or to the EB Stockholders, a copy shall be sent to such party at the addresses set forth below:
(u)    if to the Issuer, to:

Vacasa, Inc.
    850 NW 13th Ave
Portland, OR 97209
Attention: Rebecca Boyden, Chief Legal Officer
    Email: legal@vacasa.com
with a copy (which shall not constitute written notice) to:
    Latham & Watkins LLP
1271 Avenue of the Americas
    New York, NY 10020
Attention: Benjamin Cohen
Email: Benjamin.Cohen@lw.com

(z)    if to the EB Stockholders, to:

    Mossytree Inc.
264 NW Macleay Blvd.
Portland, Oregon 97210
Attention: Eric Breon
Email: eric.breon@vacasa.com
Section 4.8    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 4.9    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
Section 4.10    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.
Section 4.11    Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 4.12    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 4.13    Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission (i.e., in portable document format), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.
Section 4.14    Entire Agreement. For so long as this Agreement remains in effect, the Company shall not enter into any shareholder agreement or arrangement of any kind with any Person with respect to any Shares or other securities to the extent such agreement or arrangement would otherwise be inconsistent, in any material respect, with the provisions of this Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to board designation rights and the other matters covered herein and therein and supersede and replace any prior understanding, agreement between the parties as to board designation rights and the other matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any agreement executed or delivered to effect the purposes of this Agreement, this Agreement shall govern as among the parties hereto.
Section 4.15    Remedies. The Issuer and the EB Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that the Issuer or the EB Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.
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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

ISSUER:
VACASA, INC.

By:/s/ Rebecca Boyden
Name:    Rebecca Boyden
Title:    Chief Legal Officer

EB STOCKHOLDERS:

MOSSYTREE INC.

By: /s/ Eric Breon
Name: Eric Breon
Title: President